As filed with the Securities and Exchange Commission on April 21, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NATIONAL OILWELL VARCO, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0475815 (I.R.S. Employer Identification No.)
7909 Parkwood Circle Drive
Houston, Texas 77036-6565
(Address of principal executive offices and zip code)

GRANT PRIDECO, INC. 2000 EMPLOYEE STOCK OPTION AND RESTRICTED STOCK PLAN
GRANT PRIDECO, INC. 2000 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
GRANT PRIDECO, INC. 2001 STOCK OPTION AND RESTRICTED STOCK PLAN
GRANT PRIDECO, INC. 2006 LONG-TERM INCENTIVE PLAN
DISTRIBUTION AGREEMENT BETWEEN GRANT PRIDECO, INC. AND WEATHERFORD INTERNATIONAL, INC.
WEATHERFORD EMPLOYEE BENEFIT AGREEMENT AMONG WEATHERFORD INTERNATIONAL LTD., WEATHERFORD
INTERNATIONAL, INC., GRANT PRIDECO, INC. AND NATIONAL OILWELL VARCO, INC.
(Full title of the plans)

Clay C. Williams
Senior Vice President and Chief Financial Officer
National Oilwell Varco, Inc.
7909 Parkwood Circle Drive
Houston, Texas 77036-6565
(713) 346-7500
(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller
reporting company)
CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed maximum offering	Proposed maximum aggregate
Title of securities to be registered	registered (1)	price per share (2)	offering price (2)	Amount of registration fee
Common Stock, par value $.01 per share(3)	1,669,033	$68.32	$114,028,335	$4,482

(1)	Pursuant to Rule 416 under the Securities Act of 1933, there is also registered hereunder such additional indeterminate number of the registrant’s common stock as may be required as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated pursuant to Rules 457(c) and (h) solely for the purpose of computing the registration fee and based upon the average of the high and low sales prices of the ordinary shares reported on the New York Stock Exchange Composite Tape on April 14, 2008.

(3)	This Registration Statement on Form S-8 relates to 1,669,033 shares of common stock of the registrant, par value $0.01 per share (416,184 shares under the Grant Prideco, Inc. 2000 Employee Stock Option and Restricted Stock Plan, 230,556 shares under the Grant Prideco, Inc. 2000 Non-Employee Director Stock Plan, 409,516 shares under the Grant Prideco, Inc. 2001 Stock Option and Restricted Stock Plan, 501,360 shares under the Grant Prideco, Inc. 2006 Long-Term Incentive Plan, 7,815 shares under the Distribution Agreement between Grant Prideco, Inc. and Weatherford International, Inc., dated March 22, 2000, and 103,602 shares under the Weatherford Employee Benefit Agreement among Weatherford International Ltd., Weatherford International, Inc., Grant Prideco Inc. and National Oilwell Varco, Inc.).

INTRODUCTORY STATEMENT
     National Oilwell Varco, Inc. (the “Company”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) relating to its common stock, par value $0.01 per share (the “Common Stock”), that may be offered and sold pursuant to the Grant Prideco, Inc. 2000 Employee Stock Option and Restricted Stock Plan; the Grant Prideco, Inc. 2000 Non-Employee Director Stock Option Plan; the Grant Prideco, Inc. 2001 Stock Option and Restricted Stock Plan; and the Grant Prideco, Inc. 2006 Long-Term Incentive Plan (collectively, the “Plans”).
     On April 21, 2008, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of December 16, 2007 by and among the Company, NOV Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“NOV Sub”), and Grant Prideco, Inc., a Delaware corporation (“Grant Prideco”), among other things, Grant Prideco was merged with and into NOV Sub (the “Merger”), with NOV Sub as the surviving entity, and each outstanding share of common stock, par value $0.01, of Grant Prideco (“Grant Prideco Common Stock”) was converted into the right to receive 0.4498 of a share of Common Stock and $23.20 in cash. At the effective time of the Merger, each outstanding option to acquire shares of Grant Prideco Common Stock, whether vested or unvested, was assumed by the Company and converted into an option to purchase shares of Common Stock, based on the terms of the Merger Agreement and after applying an exchange ratio with respect to both the number of shares issuable under the options and the related exercise price therefore. Such assumed options included options granted by Grant Prideco under the Plans and under a Distribution Agreement dated March 22, 2000 between Grant Prideco and Weatherford International, Inc., a Delaware corporation (“Weatherford Delaware”).
     In connection with the Merger Agreement, the Company entered into the Weatherford Employee Benefit Agreement dated as of April 21, 2008 with Weatherford International Ltd., a Bermuda exempted company (“Weatherford Bermuda”), Weatherford Delaware (together with Weatherford Bermuda and its subsidiaries, collectively, the “Weatherford Parties”), on behalf of itself and its subsidiaries, and Grant Prideco, whereby the Company agreed to assume certain obligations of Grant Prideco to issue shares of common stock to participants and former participants of three employee benefit plans of the Weatherford Parties upon the occurrence of events that cause benefits to become distributable under such plans. Such benefit plans are the Weatherford International, Inc. Executive Deferred Compensation Stock Ownership Plan, the Weatherford International, Inc. Foreign Executive Deferred Compensation Plan and the Weatherford International, Inc. Executive Deferred Compensation Plan for Non-Employee Directors.

PART I.
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Note: The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.
PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents that have been filed with the Commission by the Company are incorporated herein by reference and made a part hereof:
     1. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and filed by the Company with the Commission on February 29, 2008, as amended on Form 10-K/A filed with the Commission on March 13, 2008;
     2. The Company’s Current Reports on Form 8-K filed on March 24, 2008 and April 21, 2008; and
     3. The description of the Company’s Common Stock contained in the Registration Statement on Form 8-A filed by the Company with the Commission on October 15, 1996 to register such securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     Each document filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     Except to the extent indicated below, there is no charter provision, bylaw, contract, arrangement or statute under which any director or officer of National Oilwell Varco is insured or indemnified in any manner against any liability that he or she may incur in his or her capacity as such.
     Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes, inter alia, a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify past or present officers and directors of such corporation or of another corporation or other enterprise at the former corporation’s request, in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify him against the expenses (including attorney’s fees) which he actually and reasonably incurred in connection therewith.
     Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination by the (i) stockholders, (ii) board of directors by a majority vote or a quorum consisting of directors who were not parties to such action, suit or proceeding or (iii) independent counsel if a quorum of disinterested directors so directs. Section 145 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section 145 of the DGCL also empowers National Oilwell Varco to purchase and maintain insurance on behalf of any person who is or was an officer or director of National Oilwell Varco against liability asserted against or incurred by him in any such capacity, whether or not National Oilwell Varco would have the power to indemnify such officer or director against such liability under the provisions of Section 145. National Oilwell Varco maintains a liability policy for directors and officers for such purposes.
     Article Sixth, Part II, Section 1 of National Oilwell Varco’s Amended and Restated Certificate of Incorporation and Article VI of National Oilwell Varco’s Amended and Restated Bylaws each provide that directors and officers shall be indemnified, and employees and agents may be indemnified, to the fullest extent permitted by Section 145 of the DGCL.
     The merger agreement, dated as of December 16, 2007, between National Oilwell Varco, Inc., NOV Sub, Inc. and Grant Prideco, Inc. provides that for six years after the effective time of the merger contemplated by that agreement, National Oilwell Varco will indemnify and hold harmless each person who was a director or officer of Grant Prideco, Inc. prior to the effective time of that merger from their acts or omissions in those capacities occurring prior to the effective time of that merger to the fullest extent permitted by applicable law.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit
No.	Description
3.1* —
Amended and Restated Certificate of Incorporation of National Oilwell, Inc. (incorporated by reference to Exhibit 3.1 to National Oilwell Varco’s Quarterly Report on Form 10-Q (Commission File No. 001-12317) for the quarter ended June 30, 2000).

3.2* —
Amended and Restated Bylaws of National Oilwell Varco, Inc. (incorporated by reference to Exhibit 3.1 to National Oilwell Varco’s Current Report on Form 8-K, File No. 001-12317, filed on February 21, 2008).

4.1* —
Grant Prideco, Inc. 2000 Employee Stock Option and Restricted Stock Plan (incorporated by reference to Exhibit 10.5 to Grant Prideco, Inc.’s Registration Statement on Form 10, File No. 001-15423, as amended).

4.2* —
Grant Prideco, Inc. 2000 Non-Employee Director Stock Option Plan (incorporated by reference to Exhibit 10.6 to Grant Prideco, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2000, File No. 001-15423).

Exhibit
No.	Description

4.3* —
Grant Prideco, Inc. 2001 Stock Option and Restricted Stock Plan (incorporated by reference to Exhibit 10.16 to Grant Prideco, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001, File No. 001-15423).

4.4* —	Grant Prideco 2006 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 to Grant Prideco’s Current Report on Form 10-K, File No. 001-5423, filed on May 11, 2006).

4.5* —
Form of Executive Stock Option Agreement (with accelerated vesting upon termination incorporated by reference to Exhibit 4.23 to Grant Prideco, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004, File No. 001-15423).

4.6* —
Form of Executive Stock Option Agreement (without accelerated vesting upon termination incorporated by reference to Exhibit 4.24 to Grant Prideco, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004, File No. 001-15423).

4.7* —
Distribution Agreement, dated as of March 22, 2000, between Weatherford and Grant Prideco, Inc. (incorporated by reference to Exhibit 2.1 to Grant Prideco, Inc.’s Registration Statement on Form S-3, Reg. No. 333-35272).

4.8* —
Weatherford Employee Benefit Agreement, dated as of April 21, 2008, among Weatherford International Ltd., Weatherford International, Inc., Grant Prideco, Inc. and National Oilwell Varco, Inc. (incorporated by reference to Exhibit 10.3 to Grant Prideco, Inc.’s Current Report on Form 8-K, File No. 001-15423, filed on April 21, 2008).

5.1 —	Opinion of Andrews Kurth LLP as to the validity of the securities being registered.

23.1 —	Consent of Ernst & Young LLP.

23.2 —	Consent of Deloitte & Touche LLP.

23.3 —	Consent of Andrews Kurth LLP (included in Exhibit 5.1).

24.1 —	Power of Attorney (set forth in the signature page contained in Part II of this Registration Statement).

*	Incorporated herein by reference as indicated.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on April 21, 2008.

NATIONAL OILWELL VARCO, INC.
By:	/s/ Merrill A. Miller, Jr.
Merrill A. Miller, Jr.
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clay C. Williams and Dwight W. Rettig and each of them, any of whom may act without joinder of the other, his or her lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post- effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys- in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on April 21, 2008.

Signature	Title

/s/ Merrill A. Miller, Jr. Merrill A. Miller, Jr.	Chairman, President and Chief Executive Officer (Principal Executive Officer)
/s/ Clay C. Williams Clay C. Williams	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Greg L. Armstrong Greg L. Armstrong	Director
/s/ Robert E. Beauchamp Robert E. Beauchamp	Director
/s/ Ben A. Guill Ben A. Guill	Director
/s/ David D. Harrison David D. Harrison	Director
/s/ Roger L. Jarvis Roger L. Jarvis	Director
/s/ Eric L. Mattson Eric L. Mattson	Director
/s/ Jeffery A. Smisek Jeffery A. Smisek	Director

EXHIBIT INDEX

Exhibit
No.	Description
3.1* —
Amended and Restated Certificate of Incorporation of National Oilwell, Inc. (incorporated by reference to Exhibit 3.1 to National Oilwell Varco’s Quarterly Report on Form 10-Q (Commission File No. 001-12317) for the quarter ended June 30, 2000).

3.2* —
Amended and Restated Bylaws of National Oilwell Varco, Inc. (incorporated by reference to Exhibit 3.1 to National Oilwell Varco’s Current Report on Form 8-K, File No. 001-12317, filed on February 21, 2008).

4.1* —
Grant Prideco, Inc. 2000 Employee Stock Option and Restricted Stock Plan (incorporated by reference to Exhibit 10.5 to Grant Prideco, Inc.’s Registration Statement on Form 10, File No. 001-15423, as amended).

4.2* —
Grant Prideco, Inc. 2000 Non-Employee Director Stock Option Plan (incorporated by reference to Exhibit 10.6 to Grant Prideco, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2000, File No. 001-15423).

4.3* —
Grant Prideco, Inc. 2001 Stock Option and Restricted Stock Plan (incorporated by reference to Exhibit 10.16 to Grant Prideco, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001, File No. 001-15423).

4.4* —	Grant Prideco 2006 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 to Grant Prideco’s Current Report on Form 10-K, File No. 001-5423, filed on May 11, 2006).

4.5* —
Form of Executive Stock Option Agreement (with accelerated vesting upon termination incorporated by reference to Exhibit 4.23 to Grant Prideco, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004, File No. 001-15423).

4.6* —
Form of Executive Stock Option Agreement (without accelerated vesting upon termination incorporated by reference to Exhibit 4.24 to Grant Prideco, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004, File No. 001-15423).

4.7* —
Distribution Agreement, dated as of March 22, 2000, between Weatherford and Grant Prideco, Inc. (incorporated by reference to Exhibit 2.1 to Grant Prideco, Inc.’s Registration Statement on Form S-3, Reg. No. 333-35272).

4.8* —
Weatherford Employee Benefit Agreement, dated as of April 21, 2008, among Weatherford International Ltd., Weatherford International, Inc., Grant Prideco, Inc. and National Oilwell Varco, Inc. (incorporated by reference to Exhibit 10.3 to Grant Prideco, Inc.’s Current Report on Form 8-K, File No. 001-15423, filed on April 21, 2008).

5.1 —	Opinion of Andrews Kurth LLP as to the validity of the securities being registered.

23.1 —	Consent of Ernst & Young LLP.

23.2 —	Consent of Deloitte & Touche LLP.

23.3 —	Consent of Andrews Kurth LLP (included in Exhibit 5.1).

24.1 —	Power of Attorney (set forth in the signature page contained in Part II of this Registration Statement).

*	Incorporated herein by reference as indicated.